Exhibit (a)(1)

certificate of formation

of

BBR ALO Fund, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

The undersigned, being an authorized person, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.) (the "Act"), hereby certifies as follows:

FIRST: The name of the limited liability company is BBR ALO Fund, LLC (the "Company").

SECOND: The address of the registered office of the Company and the name and address of the registered agent for service of process on the Company, required to be maintained by Section 18-104 of the Act, is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 10th day of January, 2020.

By:	/s/ Barry M. Klayman
	Name:	Barry M. Klayman
	Title:	Authorized Person